Exhibit 99.1

Capitala Finance Corp. Reports Investment Exits, Reduction in Energy Exposure

CHARLOTTE, NC, August 25, 2016 -- (BUSINESS WIRE) -- Capitala Finance Corp. (“Capitala”, or the “Company”) (Nasdaq:CPTA) announced today four investment exits totaling $57.2 million.

On August 2, 2016, the Company exited its $18.4 million subordinated debt investment in Merlin International, Inc. at par.

On August 5, 2016, the Company exited its investment in MTI Holdings, Inc. The Company received $8.0 million for its subordinated debt investment, which was repaid at par. The Company also received $10.6 million for its equity investment, netting a realized gain of approximately $8.6 million.

On August 24, 2016, the Company exited its investment in STX Healthcare Management Services, Inc. The Company received $6.4 million for its subordinated debt investment, which was repaid at par. The Company also received $2.8 million for its common stock and warrants, generating a gain of approximately $1.4 million.

On August 25, 2016, the Company exited its investment in Sparus Holdings, Inc. The Company received $11.0 million representing full repayment of the Company’s senior secured and subordinated debt investments, including accrued PIK.

Following the repayment from Sparus Holdings, Inc., the Company’s current exposure to energy, on a fair value basis, is approximately 3%, compared to approximately 9 % at December 31, 2015.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. Capitala Finance Corp. is managed by Capitala Investment Advisors, LLC. For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Capitala’s filings with the Securities and Exchange Commission. Capitala Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com